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Exhibit 5.1

[Letterhead of Wilson Sonsini Goodrich & Rosati, P.C.]

January 30, 2007

XTENT, Inc.
125 Constitution Drive
Menlo Park, CA 94025-1118

  Re:
  Registration Statement on Form S-1

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 (File No. 333-136371) filed with the Securities and Exchange Commission on August 7, 2006 (as amended by Amendment No. 1 thereto filed on September 8, 2006, Amendment No. 2 thereto filed on October 6, 2006, Amendment No. 3 thereto filed on November 9, 2006, Amendment No. 4 thereto filed on January 4, 2007, Amendment No. 5 thereto filed on January 11, 2007, and Amendment No. 6 thereto filed on January 30, 2007, as such may be further amended or supplemented, the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of up to 5,405,000 shares of Common Stock (the "Shares") of XTENT, Inc. (the "Company"). The Shares, which include up to 705,000 shares of Common Stock issuable pursuant to an over-allotment option granted to the underwriters, are to be sold to the underwriters as described in such Registration Statement for sale to the public or issued to the representatives of the underwriters. As your counsel in connection with this transaction, we have examined the proceedings proposed to be taken in connection with said sale and issuance of the Shares.

It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

Sincerely,
WILSON SONSINI GOODRICH & ROSATI Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati, P.C.

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  Exhibit 5.1